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                                                                 EXHIBIT (a)(14)

TO BUSINESS AND TECHNOLOGY EDITORS:

         Network Associates Announces Final Offer for McAfee.com Shares

Revised Offer is a 20% Premium to McAfee.com Current Price; Revised Offer Consideration Consists of 0.675 of a Share of Network Associates Common Stock plus $8 in Cash

    SANTA CLARA, Calif., Aug. 13 /PRNewswire-FirstCall/ --

Network Associates, Inc. (NYSE: NET) announced today that it is increasing the value of its offer for each outstanding share of McAfee.com Corporation Class A common stock (Nasdaq: MCAF) to $15.43 (based upon the closing price of Network Associates common stock on August 12, 2002). This revised offer represents a 20% premium over the closing price of McAfee.com common stock on August 12, 2002. The offer consideration has been revised to consist 0.675 of a share of Network Associates common stock plus $8 in cash for each outstanding share of McAfee.com common stock.

    Network Associates has also extended the expiration of the offer until midnight, Eastern Time, on September 12, 2002, unless further extended. The exchange offer was previously scheduled to expire at midnight, Eastern Time, on August 13, 2002.

    "We believe that the offer is fair to the public stockholders of both McAfee.com and Network Associates," said George Samenuk, chairman and CEO of Network Associates. "The Network Associates Board of Directors has determined that we will not accept further dilution or cash expenditure to complete this transaction."

    Except for the change in the offer consideration and the extension of the expiration date, the other terms and conditions of the exchange offer remain unchanged.

    Network Associates will host a conference call today at 8:00 a.m. Eastern Time, 5:00 a.m. Pacific Time to discuss the final offer. Participants should call 800-988-9362 (U.S.), 312-470-0008 (international), pass code: NET.
Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until September 13, 2002, by calling 800-839-8270 (U.S.), 402-998-1708 (international).

    As of the close of business on August 12, 2002, based on information received from the exchange agent, approximately 370,000 shares of McAfee.com Class A common stock had been validly tendered into the offer and not properly withdrawn, which, together with the 36,000,000 shares already beneficially owned by Network Associates, represents approximately 76% percent of McAfee.com outstanding common stock (based upon 48,016,198 shares outstanding as of June 30, 2002). The shares tendered represent approximately 3% of the outstanding McAfee.com Class A common stock.

    Additional Information and Where To Find It

    In connection with the proposed transaction, Network Associates intends to file with the Securities and Exchange Commission, and mail to McAfee.com Class A common stockholders, an amended exchange offer prospectus and related materials. McAFEE.COM SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. McAfee.com security holders may obtain a free copy of the exchange offer prospectus and any additional offer materials (when available) and other documents filed by Network Associates and McAfee.com with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the exchange offer prospectus as well as Network Associates' related filings made with the SEC, may also be obtained from Network Associates by directing a request to Network Associates' Investor Relations Department at: 3965 Freedom Circle, Santa Clara, CA 95054, or by contacting D.F. King & Co. Inc., information agent for the offer, at 800-549-6746.




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    About Network Associates, Inc.

    With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.nai.com.

    NOTE: Network Associates, McAfee, Sniffer and Magic Solutions are registered trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

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SOURCE  Network Associates, Inc.

-0-                             08/13/2002

    /CONTACT:  Media, Jennifer Keavney, +1-408-346-3278, or Investors,
Kelly Blough, +1-408-346-3481, both of Network Associates/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/19991104/NETALOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.nai.com/
    (NET MCAF)